CONSENT OF AUDITORS

Seligman Henderson Global Fund Series, Inc.:

We consent to the use in this Post-Effective Amendment No. 22 to Registration Statement No. 33-44186 of our report dated May 31, 1996, incorporated by reference in INDEPENDENT the Statement of Additional Information, which is part of such Registration Statement. We consent to the incorporation by reference in this Registration Statement of our also report dated December 1, 1995, appearing in the Annual report to shareholders of the Seligman Henderson Global Technology Fund, Seligman Henderson Global Smaller Companies Fund, and Seligman International Fund for the year ended October 31, 1995.

DELOITTE & TOUCHE LLP
New York, New York
November 18, 1996